UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

ATTITUDE DRINKS INC.
(Name of Issuer)

COMMON STOCK, $.001 PAR VALUE
(Title of Class of Securities)

049838105
(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s)

Page 1 of 4 Pages

CUSIP No. 049838105	13G	Page 2 of 4 Pages

1	NAMES OF REPORTING PERSONS: I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Whalehaven Capital Fund Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Bermuda

	5	SOLE VOTING POWER:

NUMBER OF		746,162 Common stock

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		None

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		746,162 shares of Common Stock

WITH:	8	SHARED DISPOSITIVE POWER:

None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

746,162 shares of Common Stock

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):
☒

    The aggregate amount in Row 9 represents the maximum amount of shares that Whalehaven Capital can beneficially control under a contractually stipulated 9.9% ownership restriction. The full conversion of Whalehaven Capital’s Convertible Notes and Warrants would exceed this restriction.

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.99%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No. 049838105	13G	Page 3 of 4 Pages

ITEM 1   (a) NAME OF ISSUER: Attitude Drinks, Inc.

ITEM 1   (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

11300 U.S. Highway 1, #207, North Palm Beach, FL 33408

ITEM 2  (a) NAME OF PERSON FILING: Whalehaven Capital Fund Limited

ITEM 2  (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        3rd Floor, 14 Par-La-Ville Road, Hamilton, Bermuda HM08

ITEM 2  (c) CITIZENSHIP: Bermuda

ITEM 2  (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

ITEM 2  (e) CUSIP NUMBER: 049838105

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
    13D-2(B): Not applicable

ITEM 4 OWNERSHIP

    (a) AMOUNT BENEFICIALLY OWNED: 746,162 Shares of Common Stock

    (b) PERCENT OF CLASS: 9.99%

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i) SOLE POWER TO VOTE OR DIRECT THE VOTE

            746,162 Shares

        (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

            0 Shares

        (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

            746,162 Shares

        (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

            0 Shares

CUSIP No. 049838105	13G	Page 4 of 4 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

                Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 6, 2008
(Date)

/s/ Brian Mazzella
(Signature)

Brian Mazzella, CFO
(Name/Title)